Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Fair Isaac Corporation:

     We consent to the incorporation by reference in the registration statements (No. 333-114365, No. 333-114364, No. 333-102849, No. 333-102848, No. 333-97695, No. 333-66332, No. 333-66348, No. 333-32398, No. 333-32396, No. 333-95889, No. 333-83905, No. 333-65179, and No. 333-02121) on Form S-8 and in the registration statement (No. 333-111460) on Form S-3 of Fair Isaac Corporation of our report dated November 10, 2004, except as to note 14 and the fourth paragraph of note 23, which are as of February 24, 2005, with respect to the consolidated balance sheets of Fair Isaac Corporation and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in this current report on Form 8-K dated February 24, 2005, of Fair Isaac Corporation. Our report refers to changes in the Company’s presentation of diluted earnings per share for fiscal 2004 and 2003 and changes in the Company’s method of accounting for goodwill in fiscal year 2003.

/s/ KPMG LLP

San Diego, California
February 24, 2005